EXHIBIT 4.2.72
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                       NOTE AND WARRANT PURCHASE AGREEMENT

            This Note and Warrant Purchase Agreement, dated as of December 10, 2003 (the "Agreement"), is entered into by and among Salon Media Group, Inc., a Delaware corporation (the "Company"), and each of the undersigned purchasers (collectively the "Purchasers" and individually a "Purchaser") listed on the Schedule of Purchasers attached hereto as Exhibit A.

                                     RECITAL

            On the terms and subject to the conditions set forth herein, the Purchasers are willing to purchase from the Company and the Company is willing to sell to the Purchasers, Convertible Promissory Notes (individually a "Note", and collectively, the "Notes") and warrants to purchase common stock (individually, a "Warrant", and collectively, the "Warrants") to be issued by the Company in the principal amounts and for the number of shares, respectively, set forth opposite each Purchaser's name on the Schedule of Purchasers.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                        1. Notes and Warrants.

                        (a) Issuance of Notes and Warrants. In reliance upon the representations, warranties and covenants of the parties set forth herein, the Company agrees to issue, sell and deliver to the Purchasers, and the Purchasers agree to purchase from the Company, the Notes and Warrants. The purchase price for the Notes and Warrants shall be payable in immediately available funds.

                        (b) Terms of the Notes and Warrants. The terms and conditions of the Notes and Warrants are set forth in the forms of Note and Warrant attached hereto as Exhibit C and Exhibit D, respectively. Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit C or Exhibit D.

                        (c) Delivery. The Company will deliver to each Purchaser a Note and Warrant to be purchased by such Purchaser against receipt by the Company of the purchase price for such Note.

                        2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:


                        (a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as now conducted and as proposed to be conducted.

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                        (b) Corporate Power. The Company has all requisite
corporate power necessary for the authorization, execution and delivery of this Agreement, and the Warrants, to sell and issue the Notes hereunder, to carry out and perform all of its obligations under the terms of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted, and such other agreements and instruments. Each of the Agreement, the Notes and the Warrants is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

                        (c) Capitalization. As of November 30, 2003, the authorized capital stock of the Company is Fifty million (50,000,000) shares of Common Stock and Five million (5,000,000) shares of Preferred Stock, and there are issued and outstanding (i) 14,155,276 shares of the Common Stock, (ii) 809 shares of Series A Preferred Stock, (iii) 125 shares of Series B Preferred Stock
(iv) warrants to purchase an aggregate of 18,352,954 shares of Common Stock, (v) options to purchase an aggregate of 4,981,289 shares of Common Stock granted to employees pursuant to the Company's 1995 Stock Option Plan, and (vi) an aggregate of 16,125,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and Series B Preferred Stock. The 16,125,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and Series B Preferred Stock may increase according to anti-dilution provisions to approximately 38,000,000 common shares on an "as converted" basis should a Series C and D Preferred Round of approximately $4 million close with a conversion ratio equaling $0.04 per common share. Bridge financing in the gross amount of $3,927,044 has been received designated for conversion to Series C Preferred Stock, and may represent approximately 98 million shares of common stock, on an "as converted" basis. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. From the period between October 31, 2003 and the date hereof, the Company has not issued any shares of capital stock, nor granted any warrants or options to purchase shares of Common Stock.

                        (d) Authorization.

                        (i) Corporate Action. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of the Notes and the authorization, execution and performance of the Company's obligations hereunder and under the Warrants has been taken.

                        (ii) Valid issuance. The Notes, the Warrants, and any shares of common or preferred stock issued upon conversion or exercise of the Notes or Warrants (the "Conversion Securities"), when issued in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions under the Warrants and under applicable federal and state securities laws.

                        (e) No Preemptive Rights. No person has any right of first refusal or any preemptive rights in connection with the issuance of the Notes, the Warrants or Conversion Securities or any future issuances of securities by the Company.

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                        (f) Compliance with Other Instruments. The execution,
delivery and performance of and compliance with this Agreement, the Notes or the Warrants by the Company, and the issuance and sale of the Conversion Securities, will not result in any violation of the Certificate of Incorporation or Bylaws of the Company or in any violation of or default in any material respect under the terms of any mortgage, indenture, contract, agreement, instrument, judgment or decree.

                        (g) Offering. In reliance on the representations and warranties of the Purchaser in Section 3 hereof, the offer, sale and issuance of the Notes and the Warrants in conformity with the terms of this Agreement, the Notes and the Warrants will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, including the qualification or registration requirements of applicable blue sky laws.

                        (h) Company Reports; Disclosure.

                        (i) Company Reports. For the purposes of this Agreement, the term "Company Reports" shall mean, collectively, each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the "SEC") since January 1, 1999, in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Nothing has occurred since November 13, 2003 (the date of filing of the Company's Form 10-Q reporting the six month period ending September 30, 2003) which would require the filing of any additional report or of any amendment to any of the Company Reports with the SEC, or which would cause any of the Company Reports to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                        (ii) Disclosure. No representation or warranty by the Company in this Agreement, or in any document or certificate furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made herein and therein, in the light of the circumstances under which they were made, not misleading. The Company has either filed with the SEC or fully provided the Purchaser with all the information necessary for the Purchaser to decide whether to purchase the Note.

                        3. Representations and Warranties by the Purchaser. The Purchaser represents and warrants to the Company as of the time of issuance of the Notes and Warrants as follows:

                        (a) Investment Intent: Authority. This Agreement is made with the Purchaser in reliance upon such Purchaser's representation to the Company, evidenced by Purchaser's execution of this Agreement, that Purchaser is acquiring the Note and Warrant, including the

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Conversion Securities, for investment for such Purchaser's own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Purchaser has the full right, power, authority and capacity to enter into and perform this Agreement and this Agreement will constitute a valid and binding obligation upon Purchaser, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

                        (b) Securities Not Registered. The Purchaser understands and acknowledges that the offering of the Notes, the Warrants and the Conversion Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under applicable blue sky laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under the Securities Act and exempt from qualifications available under applicable blue sky laws, and that the Company's reliance upon such exemptions is predicated upon the Purchaser's representations set forth in this Agreement. The Purchaser acknowledges and understands that the Note, the Warrant and the Conversion Securities must be held for at least 12 months after Closing and thereafter indefinitely unless they are registered under the Securities Act and qualified under applicable blue sky laws or an exemption from such registration and such qualification is available.

                        (c) No Transfer. Purchaser covenants that in no event will it transfer the Note, the Warrant or the Conversion Securities other than
(i) in conjunction with an effective registration statement for the Securities under the Securities Act or pursuant to an exemption therefrom, or in compliance with Rule 144 promulgated under the Securities Act, or (ii) to a partner, former partner, limited partner, member, former member, stockholder or other entity affiliated with Purchaser or, in the case of a Purchaser who is an individual, to a spouse, lineal descendant or ancestor, or any trust for any of the foregoing, by transfer by gift, will or intestate succession; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were the original Purchaser hereunder.

                        (d) Knowledge and Experience. Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser's prospective investment in the Note, the Warrant and the Conversion Securities; (ii) has the ability to bear the economic risks of Purchaser's prospective investment; (iii) has had access to such information as Purchaser has considered necessary to make a determination to purchase the Note, the Warrant and the Conversion Securities together with such additional information as is necessary to verify the accuracy of the information supplied; and (iv) has not been offered the Note, the Warrant or the Conversion Securities by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

                        (e) Accredited Investor. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act.

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                        (f) Legends. Each certificate representing the Notes,
the Warrants and the Conversion Securities may be endorsed with the following legends:

                        (i) Federal Legend. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR
(iii) PURSUANT TO AN OPINION OF COUNSEL, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

                        (ii) Other Legends. Any other legends required by applicable state blue sky laws. The Company need not register a transfer of any legended Note, Warrant or Conversion Securities, and may also instruct its transfer agent not to register the transfer of the Notes, Warrants or Conversion Securities, unless the conditions specified in each of the foregoing legends are satisfied.

                        (g) Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to subsection 3(f) and the stop transfer instructions with respect to such legend shall be removed, and the Company shall issue a certificate without such legend to the holder of such Note, Warrant or Conversion Securities if such Note, Warrant or Conversion Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k).

                        4. Security Interest. The Company hereby grants to the Purchasers a security interest in all of the Company's right, title and interest in presently existing and hereafter acquired assets (the "Collateral"), as more fully described in Exhibit B attached hereto, of the Company to secure the payment of indebtedness under the Note. The Company agrees to prepare and file any UCC financing statements and other documentation as may be necessary, and to take such reasonable actions as may be requested by Purchasers, to perfect Purchasers' security interest. Pre-existing apparently perfected security interests, as further described in Exhibit E attached hereto, may be in existence and may be senior in interest to the security interest granted to Purchasers hereby. The security interest evidenced by the Note is junior certain liens arising under or related to the Note and Warrant Purchase Agreement, dated as of various dates among Salon Media Group, Inc. and the Purchasers identified therein.

                        5. Subordination. The indebtedness evidenced by the Notes ("Subordinated Indebtedness") is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness (as defined below).

                        (a) Definition of Senior Indebtedness. "Senior Indebtedness" shall mean the principal of (and premium, if any), unpaid interest on and amounts reimbursed, fees, expenses, costs of enforcement and other amounts due in connection with any indebtedness of the

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Company to a commercial bank lender Silicon Valley Bank ("Bank"), which may be incurred from time to time pursuant to an agreement between the Company and Bank, which credit facility shall not exceed $1,000,000 ("Senior Indebtedness").

                        (b) Payment and Remedies Blockage. Other than payouts made by the Company so as to avoid issuing fractional shares upon conversion of the Notes, Purchaser will not demand or receive from Company (and Company will not pay to Purchaser) all or any part of the Subordinated Indebtedness by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Purchaser exercise any remedy with respect to the Collateral, nor will Purchaser commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company for so long as any portion of the Senior Indebtedness remains outstanding. Notwithstanding the foregoing, (i) Purchaser may accept, and the Company may pay, regularly scheduled interest payments in accordance with the terms of the Notes provided an Event of Default does not exist under any document executed in connection with the Senior Indebtedness or would exist after giving effect to such payment, (ii) in the event that the stockholders of the Company have not approved the Notes and Warrants, the Company shall repay any and all Senior Indebtedness then outstanding so as to allow the Company to pay the Purchasers any and all amounts of principal and accrued interest owing under the Notes, and (iii) nothing in this Section 5 shall prevent or otherwise restrict Purchaser from converting the Note into equity securities in accordance with its terms.

                        (c) Lien Subordination. The security interest granted in this Agreement is subordinate to the security interest that Bank or its successor or assignee may hold from time to time in the Collateral. Notwithstanding the respective dates of attachment or perfection of the security interest of Purchaser and the security interest of Bank, the security interest of Bank shall at all time be prior to the security interest of Purchaser.

                        (d) Bankruptcy, Insolvency. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.

                        (e) Subrogation. Subject to the payment in full of all Senior Indebtedness, the holder of the Notes shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 5) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Purchaser, be deemed to be a payment by the Company to or on account of the Notes; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Purchaser would be entitled except for the provisions of this Section 5 shall, as between the Company and its creditors, other

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than the holders of Senior Indebtedness and the Purchasers, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

                        (f) No Impairment. Nothing contained in this Section 5 shall impair, as between the Company and Purchasers, the obligation of Company, subject to the terms and conditions hereof, to pay to the Purchaser the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Purchasers of the Notes, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

                        (g) Reliance of Purchasers of Senior Indebtedness. Purchaser, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness. No amendment of this Agreement, the Notes or any other agreements relating to the Subordinated Indebtedness shall modify the provision of this
Section 5 in a way that could reasonably be expected to impair the subordination of the security interest or lien that Purchaser may have in the Collateral or the subordination of any payment rights under the Subordinated Indebtedness. At any time and from time to time, without notice to Purchaser, Bank may take such actions with respect to the Senior Indebtedness as Bank, in its sole discretion, may deem appropriate, including without limitation terminating advances to the Company, increasing the principal amount up to $1,000,000, extending the time of payment, increasing applicable interest rates, compromising or otherwise amending the terms of any documents affecting the Senior Indebtedness, and enforcing or failing to enforce any rights against the Company or any other person.

                        6. Miscellaneous.

                        (a) Waivers and Amendments. Any provision of this Agreement other than the principal amount of the Notes and the number of shares subject to the Warrants may be amended, waived or modified upon the written consent of the Company and the Purchasers providing a majority of the aggregate principal amounts provided pursuant to this Agreement.

                        (b) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

                        (c) Entire Agreement. This Agreement together with the Notes and Warrants constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                        (d) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be duly given upon receipt if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (i) if to a Purchaser, at the address or facsimile number of such Purchaser set forth below such party's name on Exhibit A, or at such other address

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or number as such Purchaser shall have furnished to the Company in writing, or
(ii) if to Company, at 22 Fourth Street, 16th Floor, San Francisco, CA 94103,
Attention: Chief Financial Officer or at such other address as Company shall furnish to the Purchaser in writing.

                        (e) Validity. If any provision of this Agreement, the Notes or the Warrants shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                        (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

























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            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

                                     COMPANY:

                                     SALON MEDIA GROUP, INC.
                                     a Delaware corporation


                                     By: /s/ David Talbot

                                     Name: David Talbot

                                     Title: Chairman and Chief Executive Officer


PURCHASER:

Wenner Media LLC



By:  /s/ Timothy Walsh
         Vice President






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                                    EXHIBIT A


                             SCHEDULE OF PURCHASERS


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Wenner Media LLC                                         $200,000
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